Exhibit 99.1

Intrexon Establishes Crop Protection Enterprise

Intrexon Crop Protection Intended to Become Standalone Public Company

Davis, CA, May 4, 2016 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced the formation of Intrexon Crop Protection (ICP), a wholly-owned subsidiary dedicated to the biological control of agricultural pests and diseases, including insects and fungi. Through the utilization of two proprietary technologies within Intrexon’s platform, ICP’s approach will precisely target single pest species avoiding the off-target effects of conventional pesticide applications on the broader ecosystem.

Randal J. Kirk, Intrexon’s Chairman and CEO stated, “Considering the robustness of our engineered biological crop protection solutions pipeline, the interest received in each of our two contributing platforms, the scarcity of other workable new technologies, the ongoing consolidation of the mature companies in the sector, the increasing reliance by food growers on a decreasingly effective set of marketed solutions, the enormous size of the available markets for better crop protection solutions and the efficiencies that we believe will be realized by marshalling development of the resultant products under one enterprise management team, I am pleased to announce this milestone event in our Company’s history.”

“The newly formed Intrexon Crop Protection subsidiary will utilize Intrexon’s platforms to help protect growers’ crops through biological control of agricultural pests, highlighted by a fully differentiated self-limiting insect platform and a proprietary approach for the expression of nucleic acids and peptides,” said Corey Huck, SVP and Head of Intrexon’s Food Sector. “The protection of harvests is critical given population growth and the declining efficiency of traditional practices.”

Each year as much as 16% of global crop production is lost to damage from agricultural pests and diseases, and industry reports estimate that the insecticide and fungicide markets will reach a combined $40 billion by 2019. Rising resistance to various approaches including chemical pesticides as well as genetically modified crops is creating additional challenges for the industry. Furthermore several useful chemical pesticides have been, or are being, phased out due to concerns about their negative impact on human health, livestock, and the environment.

ICP is centered on cutting-edge technologies that have the potential to improve agricultural productivity in an environmentally friendly manner, driving value for growers and consumers alike. To this end, ICP will employ Oxitec’s diverse self-limiting gene platform for insect control as well as the ActoBiotics® Lactococcus lactis system for the expression of targeted biologicals to develop species-specific agricultural pest and disease management programs.

ICP’s pipeline of insect and fungal control programs will offer protection in both large acre row crops and high value specialty crops such as fruits and vegetables. These solutions are in various stages of development including ongoing as well as successfully completed field trials.

Several common agricultural pests have developed resistance to chemical pesticides and GM crops, while certain chemicals used to treat others have been suspended due to safety concerns leaving growers with fewer tools to protect their crops. One such threat is the highly invasive diamondback moth that has shown resistance to multiple insecticides. According to a BioMed Central Biology publication, ICP’s self-limiting platform was successful in rapidly suppressing the diamondback moth population and could offer an effective, versatile control option against this and other agricultural pests.

Sekhar Boddupalli, Ph.D., Intrexon’s current Vice President, Food and Nutrition, will serve as President of the new company from ICP’s Davis, California facility. With over 20 years of experience in biotechnology, consumer products, and drug discovery, he is a leader with strategic vision and entrepreneurial skills that will be instrumental in his new role. Prior to joining Intrexon in 2015, Dr. Boddupalli spent fifteen years at the Monsanto Company where he most recently served as Global Consumer R&D Lead in the Vegetable Seeds Division. Also joining ICP will be Simon Warner, Ph.D., Oxitec’s current Chief Science Officer who will oversee research on self-limiting insects for both companies.

Dr. Boddupalli added, “In addition to their economic impact, agriculture pests themselves have become a major threat to the biodiversity of food crops, such as citrus, banana and other produce. There is a dire need for novel crop protection solutions that improve production without impacting the environment. ICP innovation seeks to deliver solutions that are synergistic with current practices, benefitting growers and consumers while preserving a healthier planet.”

Supplemental information on ICP in the form of a slide presentation is available in the Investors section of Intrexon’s website at http://investors.dna.com/, and additional details regarding ICP will be shared on the Company’s upcoming quarterly conference call scheduled for May 10th, 2016.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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Intrexon Contacts:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com